Exhibit 5.1

June 18, 2004

InfoSpace, Inc.

601 108th Avenue NE, Suite 1200

Bellevue, Washington 98004

RE:	REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 18, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 476,607 shares of your Common Stock, par value $0.0001 (the “Shares”) to be issued upon exercise of stock options granted pursuant to the Switchboard Incorporated Stock Incentive Plan (the “Plan”), and assumed by InfoSpace, Inc. (“InfoSpace”) in connection with an Agreement and Plan of Merger dated as of March 25, 2004 by and between the InfoSpace, Big Book Acquisition Corp. and Switchboard Incorporated, or to be otherwise granted or sold pursuant to the Plan

It is our opinion that when issued and sold in the manner referred to in the Plan, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation